Exhibit 10.9

RBB Bancorp

2017 Omnibus Stock Incentive Plan

Deferred Share Award

This Deferred Share Award is made to                      this      day of             , 20    , by RBB BANCORP, a California corporation.

W I T N E S S E T H:

WHEREAS, the Company has adopted RBB Bancorp Omnibus Stock Incentive Plan which is administered by the Board; and

WHEREAS, Executive is an officer and employee of the Company eligible to receive an award of Deferred Shares under the Plan; and

WHEREAS, the Board conducted its annual review of the Executive’s performance and compensation and approved equity awards for the Executive at its                      meeting,

NOW, THEREFORE, the Board makes an award of Deferred Shares under the Plan to Executive pursuant to the following terms and conditions:

1.     Definitions. As used herein, the following terms shall be defined as set forth below:

(a)     “Award” means the Deferred Share Award to Executive, as set forth herein, and as may be amended as provided herein.

(b)     “Board” means the Company’s Board of Directors.

(c)     “Cause” means that Executive has been convicted of a felony involving theft or moral turpitude, or engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to Executive’s employment duties which results in material economic harm to the Company; provided, however, that for purposes of determining whether conduct constitutes willful gross misconduct, no act on Executive’s part shall be considered “willful” unless it is done by Executive in bad faith and without reasonable belief that his action was in the best interests of the Company; Cause shall not be deemed to exist for purposes of this Award unless: (1) a determination that Cause exists is made and approved by the Board, (2) Executive is given at least thirty (30) days’ written notice of the Board meeting called to make such determination, and (3) Executive and his legal counsel are given the opportunity to address such meeting.

(d)     “Change in Control” of the Company shall be deemed to have occurred (as of a particular day, as specified by the Board) upon the occurrence of any of the following events:

(i)    The acquisition in a transaction or series of transactions by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Company; provided, however, that for purposes of this Agreement, the following acquisitions will not constitute a Change in Control:

(A) any acquisition by the Company; (B) any acquisition of common stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof; and (C) any acquisition by any Person pursuant to a transaction which complies with subsections (iii) (a), (b) and (c), below;

(ii)    Individuals who, as of             , 20     are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii)    Consummation, following shareholder approval, of a reorganization, merger, or consolidation of the Company and/or its subsidiaries, or a sale or other disposition (whether by sale, taxable or non-taxable exchange, formation of a joint venture or otherwise) of fifty percent (50%) or more of the assets of the Company and/or its subsidiaries (each a “Business Combination”), unless, in each case, immediately following such Business Combination, (a) all or substantially all of the individuals and entities who were beneficial owners of shares of the common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more that fifty percent (50%) of the combined voting power of the then outstanding shares of the entity resulting from the Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries)(the “Successor Entity”); (b) no Person (excluding any Successor entity or any employee benefit plan or related trust, of the Company or such Successor Entity) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Successor Entity, except to the extent that such ownership existed prior to such Business Combination; and (c) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

(iv)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with subsections (iii) (a), (b), and (c) above.

(v)    A Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock as a result of the acquisition of Common Stock by the Company which, by reducing the number of shares of Common Stock then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock by the Company, and after such stock acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock which increases the percentage of the then outstanding Common Stock Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(vi)    A Change in Control shall not be deemed to occur unless and until all regulatory approvals required in order to effectuate a Change in Control of the Company have been obtained and the transaction constituting the Change in Control has been consummated.

(e)     “Code” means the Internal Revenue Code of 1986, as amended.

(f)     “Company” means RBB Bancorp, a California corporation, with offices at 660 South Figueroa Street, Suite 1888, Los Angeles, California 90017.

(g)     “Deferred Shares” means the award of the Company’s common stock to Executive set forth in Section 2.

(h)     “Executive” means                     .

(i)    “Disability” means Executive’s inability to substantially perform his duties under the Employment Agreement, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and Executive or, if the Company and Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by Executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association.

(j)     Employment Agreement” means that certain employment agreement entered into between the Company and Executive effective as of                     .

(k)     “Grant Date” means                     .

(l)     “Latest Deferral Date” means the date that is twelve (12) months prior to the date on which the Deferred Shares vest, or such earlier date as may be designated by the Company in order to satisfy the deferral election requirements of Code Section 409A.

(m)    “Plan” means RBB Bancorp Omnibus Stock Incentive Plan, as amended from time to time.

(n)     “Retirement” means termination of employment with the Company and its subsidiaries on or after Executive’s attainment of age                      (    ) and having at least                   (    ) years of continuous service with the Company and its subsidiaries.

2.     Deferred Shares Award. Company hereby grants to Executive an award of Deferred Shares under the Plan for              (                    ) shares of the no par value common stock of the Company, subject to the conditions set forth herein.

(a)     Vesting. The Deferred Shares shall vest and become transferable: [OPTION #1: on the fifth anniversary of the Grant Date; provided that, except as provided in Section 2(d), Executive is employed by the Company or an Affiliate on the vesting date.] [OPTION #2: twenty-five percent (25%) on the third anniversary of the Grant Date, an additional twenty-five percent (25%) on the sixth anniversary of the Grant Date and the remaining fifty percent (50%) on the date Executive attains age sixty-two (62), provided that, except as provided in Section 2(d), Executive is employed by the Company or an Affiliate on the vesting date.]

(b)     Delivery of Shares. Unless Executive has elected to defer receipt of the Deferred Shares in accordance with Section 2(c), and except as otherwise provided in Section 2(d), the Company shall cause a stock certificate representing the vested portion of the Deferred Shares to be transferred to Executive as soon as practicable after each vesting date.

(c)     Deferral. Executive may elect in writing on or before the Latest Deferral Date to defer the issuance of all or a part of such vested Deferred Shares. Any such election shall: (1) specify the date of issuance for the Deferred Shares, which shall not be earlier [USE WITH OPTION #1 VESTING: than the tenth anniversary of the Grant Date] [USE WITH OPTION #2 VESTING: than the fifth anniversary of the vesting date set forth in Section 2(a)] or such other minimum deferral period as may be designated by the Company in order to satisfy the deferral election requirements of Code Section 409A, and (2) comply with all other applicable deferral election requirements of Code Section 409A.

(d)     Termination of Employment; Change in Control. Upon termination of Executive’s employment for any reason other than Retirement before the Deferred Shares have vested, all unvested shares shall be forfeited. Notwithstanding the foregoing, if (1) Executive, upon fifteen (15) days’ prior written notice, terminates his employment for Good Reason, (2) Executive’s employment terminates due to death or Disability, or (3) a Change in Control occurs while Executive is employed by the Company, any Deferred Shares that have not yet vested shall immediately vest and, unless Executive has elected pursuant to Section 2(c) to defer issuance to a later date, the Company shall issue such Deferred Shares to Executive within ten (10) days after the termination of Executive’s employment. Upon employment termination due to Retirement, all Deferred Shares that have not lapsed as of the date of Executive’s Retirement shall continue to vest according to the vesting schedule set forth in Section 2(a) and, unless Executive has elected pursuant to Section 2(c) to defer issuance to a later date, the Company shall issue such Deferred Shares to Executive as soon as practicable after the Deferred Shares vest. Notwithstanding anything in this Section 2(d) to the contrary, the Deferred Shares shall not be issued to Executive until six (6) months after his termination of employment to the extent required by Code Section 409A(a)(2)(B)(i).

3.     Limitation of Rights; Dividend Equivalents. Executive shall not have any right to transfer any rights under the Deferred Shares except as permitted by Section 4, shall not have any rights of ownership of the shares of the Company’s common stock subject to the Deferred Shares before the issuance of such shares, and shall not have any right to vote such shares. Executive, however, shall receive a cash payment equal to the cash dividends paid on shares underlying outstanding Deferred Shares when cash dividends are paid to shareholders of the Company.

4.     Transferability. Except as otherwise provided in this Section 4, the Deferred Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Executive may transfer the Deferred Shares, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Executive and/or Family Members, a partnership or other entity in which all the beneficial owners are Executive and/or Family Members, or any other entity affiliated with Executive that may be approved by the Board (a “Permitted Transferee”). Subsequent transfers of the Deferred Shares shall be prohibited except in accordance with this Section 4. All terms and conditions of the Deferred Shares, including provisions relating to the termination of Executive’s employment with the Company, shall continue to apply following a transfer made in accordance with this Section 4. Any attempted transfer of the Deferred Shares prohibited by this Section 4 shall be null and void.

5.     Adjustments. The number of shares covered by the Deferred Shares and, if applicable, the kind of shares covered by the Deferred Shares shall be adjusted to reflect any stock dividend, stock split, or combination of shares of the Company’s Common Stock. In addition, the Board may make or provide for such adjustment in the number of shares covered by the Deferred Shares, and the kind of shares covered the Deferred Shares, as the Board in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of Executive’s rights that otherwise would result from (a) any exchange of shares of the Company’s Common Stock, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board may provide in substitution for the Deferred Shares such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Deferred Shares so replaced.

6.     Fractional Shares. The Company shall not be required to issue any fractional shares pursuant to this Award, and the Board may round fractions down.

7.     Withholding. Executive shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Deferred Shares and any cash dividend equivalents paid thereon. Such payment shall be made in full, at Executive’s election, in cash or check, by withholding from the Executive’s next normal payroll check, or by the tender of Deferred Shares payable under this Award. Deferred Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

8.    No Impact on Other Benefits and Employment. This Award shall not confer upon Executive any right with respect to continuance of employment or other service with the Company and shall not interfere in any way with any right that the Company would otherwise have to terminate Executive’s employment at any time, subject to the terms of the Employment Agreement. Nothing herein contained shall affect Executive’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employment plan or program of the Company or any of its subsidiaries nor constitute an obligation for continued employment.

9.     Plan Provisions. In addition to the terms and conditions set forth herein, this award of Deferred Shares is subject to and governed by the terms and conditions set forth in the Plan, which is hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Award and not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of the Award and the Plan, the Plan shall control.

10.     Notice. Any written notice required or permitted by this Award shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s President at Company’s corporate headquarters in Visalia, California, or to Executive at his most recent home address on record with the Company. Notices are effective upon receipt.

11.     Miscellaneous.

(a)     Limitation of Rights. The granting of the award of Deferred Shares shall not give Executive any rights to similar grants in future years or any right to be retained in the employ or service of the Company or to interfere in any way with the right of the Company to terminate Executive’s services at any time or the right of Executive to terminate his or her services at any time.

(b)     Claim and Review Procedures. The claim and review procedures established by the Company are incorporated herein by reference.

(c)     Rights Unsecured. The Company shall remain the owner of all amounts deferred by Executive pursuant to Section 2(c) and Executive shall have only Company’s unfunded, unsecured promise to pay. The rights of Executive hereunder shall be that of an unsecured general creditor of the Company, and Executive shall not have any security interest in any assets of the Company.

(d)     Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that the Company denies the claim made by Executive or any earlier date that the claim otherwise accrues.

(e)     Offset. The Company shall have the right to deduct from amounts otherwise payable under this Award all amounts owed by Executive to Company and its affiliates to the maximum extent permitted by applicable law.

(f)     Controlling Law. This Award shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to the choice of law principles) and any action arising out of or related thereto shall be brought in the Tulare County Superior Court.

(g)    Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(h)     Construction. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof, except that this Award shall be subject to the terms and conditions set forth in the Employment Agreement between Executive and Company, if any. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(i)     Headings. Section and other headings contained in the Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.

(j)     Code Section 409A. This Award is intended to satisfy all applicable requirements of Code Section 409A and shall be construed accordingly. The Company in its discretion may delay the issuance of Deferred Shares, impose conditions on the timing and effectiveness of any deferral election made by Executive, or take any other action it deems necessary to comply with the requirements of Code Section 409A, including amending the Award, without Executive’s consent, in any manner it deems necessary to cause the Award to comply with the applicable requirements of Section 409A.

The undersigned, Chairman of the Company’s Board of Directors and the Company’s Secretary, have executed this Award effective as of                     .

THE BOARD OF DIRECTORS OF RBB BANCORP

By:
Chairman of the Board

By:
Secretary of the Company